Exhibit 21

Subsidiaries of the Registrant

U.S. Subsidiaries*

3CI Complete Compliance Corporation (Delaware)

All Chemical Disposal, Inc. (California)

Biowaste Management Corp. (New York)

Bridgeview, Inc. (Pennsylvania)

Five Star Waste, Inc., (Florida)

Ionization Research Co., Inc. (California)

Iowa Medical Waste Reduction Center, Inc. (Iowa)

Medico Environmental Services Corp. (Florida)

MedSolutions, Inc. (Texas)

Medwaste Disposal Service (California)

Micro-Med Industries, Inc. (Florida) and subsidiaries

Midwest Medical Solutions, LLC (Indiana)

Nicklin Associates, Inc. (New York)

SDR Holding Corp. (Florida)

Stericycle Direct Return, Inc. (Florida)

Stericycle International, LLC (Delaware)

Stericycle Management, LLC (Delaware)

Stericycle Specialty Waste Solutions, Inc. (Delaware)

Stericycle of Puerto Rico, Inc. (Puerto Rico)

Stericycle of Washington, Inc. (Washington)

Strong Environmental, Inc. (Georgia)

Strong Government Services, Inc. (Georgia)

Stroud Properties, Inc. (Delaware)

Sure-Way Transportation, Inc. (Montana)

SWDI Logistics, LLC (Minnesota)

Techen Safety, Inc. (Illinois)

The Cardinal Group, Inc. (Pennsylvania)

Universal Solutions International, Inc. (North Carolina)

Other Subsidiaries*

Stericycle, Inc. (New Brunswick), and subsidiaries

Stericycle Europe S.à r.l. (Luxembourg)

Stericycle International, Ltd. (England and Wales) and subsidiaries (including SRCL Limited and White Rose Environmental Limited)

Stericycle Ireland Limited (Ireland) and subsidiaries

Medam S.A. de C.V. (Mexico) and subsidiaries

Habitat Ecologico, S.A. (Argentina) and subsidiaries

Stericycle Brazil, Ltd. (Brazil)

Stericycle Chile, S.A. and subsidiaries

Stericycle Co. Ltd. (Japan)

*	states or jurisdictions of incorporation or formation are given in parentheses